EXHIBIT 99

                                               OF GRIFFIN

P.O. DRAWER F •  GRIFFIN, GEORGIA 30224
               PHONE: (770) 227-2251

FOR IMMEDIATE RELEASE

FIRST NATIONAL BANK OF GRIFFIN

CONTACT: DICKBROOKS,770-227-2251

DATE: JUNE 26, 2002

FOR IMMEDIATE RELEASE

FIRST NATIONAL ANNOUNCES STAFF PROMOTION & ADDITIONS

The Board of Directors of First National Bank announces the following retirements, promotions and staff additions:

C. A. (Lon) Knowles, President of First National Bank will retire after 38 years of leadership at FNB as President and CEO.

Retiring along with Knowles is his Assistant, June Sims, Assistant Vice President at First National Bank after a career of 43 years at FNB.

John Charles Copeland has been elected President of FNB Holding Company and President of First National Bank of Griffin and to the Board of Directors.

He is a native of Zebulon, Georgia, a 1981 graduate of Gordon College and 1983 graduate of the University of Georgia with an AB in Economics.

Copeland is active in banking since 1984 having been with First National Bank of Griffin since 1995, having served as a Vice President in both the Lending Division and as Marketing Director. Most recently served as Executive Vice President. An active member of the Georgia Bankers Association, presently serving as the Group 4 representative to the GBA Credit Committee.

He is a member of the Griffin-Spalding Chamber of Commerce. Civic involvement has included serving on the boards of Griffin-Spalding United Way, Flint River Council of the Boy Scouts of America, Hope Health Clinic, Griffin-Spalding Hospital Authority, and the Griffin-Spalding County Education Foundation. Served as president of The Griffin Country Club and as president of the Rotary Club of Griffin. 2000. And, currently serves as president of Goals for Griffin and Spalding County.

A member of Saint George's Episcopal Church, presently serving on the church's vestry. Married to the former Teresa Shapard of Griffin and have two daughters.

Christopher L. Hill has been promoted to Executive Vice President.

He received his Bachelor of Science Degree from the University of Georgia and a Master of Business Administration from Mercer University. He is a graduate of the Georgia Banking School and has attended many banking related schools and seminars. Since joining the bank in 1979, he has worked both in consumer and commercial lending and presently is responsible for the commercial lending division of the bank.

He resides in Griffin with his wife, Patricia and sons, Brian and Garrett. He is a member of the First United Methodist Church of Griffin and the Kiwanis Club of Griffin.

Arthur H. Hammond has joined First National Bank of Griffin as Senior Vice President, Henry County Executive.

Hammond is a graduate of Griffin High School and holds a Bachelor of Business Administration degree from the University of Georgia and a Master of Business Administration from Georgia State University. He is a Certified Public Accountant. He is a graduate of the School of Banking of the South at Louisiana State University. Hammond has been in banking in the Griffin area since 1974, when he joined Commercial Bank & Trust Company (now First Union), retiring in 1994 as City President. He later served as Executive Vice President of Griffin Federal Savings Bank and most recently as President & CEO of American Community Bank of Georgia in Henry County. He joins First National Bank as a result of the purchase of American Community by First National Bank.

Hammond resides in Griffin with his wife. They are the parents of three grown children. Hammond is Past President of the Griffin Spalding Chamber of Commerce, the Griffin Spalding United Way and the Griffin Rotary Club. He is also Past Chairman of the Board of Griffin Technical Institute and the Salvation Army in Griffin. He has served on various other boards, including the Council of the Presbytery of Greater Atlanta. He is a member of the First Presbyterian Church of Griffin and the Griffin Rotary Club.

John Sam Hobbs has joined First National Bank of Griffin as Vice President at the Eagles Landing Branch.

He graduated from Auburn University with a Bachelor's of Science degree in Business Administration. He has attended many banking schools such as Commercial Lending School in Norman, OK and BAI Banking School in Madison, WI. He has been in the banking industry for 32 years.

Sam is married to Jeanne Pryor Hobbs, they have 2 children and 3 grand children.

Kelly Smith has been promoted to Vice President and is a Commercial Loan Officer.

A native of Griffin, he graduated from Auburn University in 1992 with a Business Degree in Finance. Kelly has been with First National Bank for five years.

His civic involvement includes, Partners in Education, Daybreak Rotary Club and Griffin Downtown Council.

Kelly and his wife, Jennifer, have 2 daughters and are members of First United Methodist Church.

Linda D. Butler has joined First National Bank of Griffin as Assistant Vice President in the Eagles Landing Branch.

Butler has over 20 years of experience in banking, including consumer lending and construction lending. She has attended many banking schools and seminars. Most recently, she was Assistant Vice President of American Community Bank of Georgia. She joins First National Bank as a result of the purchase of American Community by First National Bank.

Butler resides in McDonough with her husband and daughter. She is a member of the First United Methodist Church in McDonough.